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                                                                      EXHIBIT 11

SECURITY DYNAMICS TECHNOLOGIES, INC.
AND SUBSIDIARIES

COMPUTATION OF INCOME PER COMMON EQUIVALENT SHARE
YEARS ENDED DECEMBER 31, 1996 AND 1995
(In thousands except per share data)

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                                                              1996         1995
                                                             ------       ------
Weighted average number of common and
  common equivalent shares outstanding:

    Common stock                                             34,029       30,227

    Common equivalent shares resulting from
      stock options (treasury stock method)                   2,486        2,323
                                                             ------       ------
    Total                                                    36,515       32,550
                                                             ======       ======

    Net income per common equivalent share                   $  .36       $  .21
                                                             ======       ======


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